Exhibit 4.3

INSTRUCTIONS FOR USE OF STAR GAS PARTNERS, L.P.

COMMON UNITS RIGHTS CERTIFICATES

CONSULT GEORGESON SHAREHOLDER OR YOUR BANK OR BROKER

AS TO ANY QUESTIONS

THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2006, UNLESS EXTENDED AS DESCRIBED IN THE PROSPECTUS.

The following instructions relate to a rights offering (the “Rights Offering”) by Star Gas Partners, L.P., a Delaware corporation (the “Partnership”), to the holders of common units of the Partnership as described in the Partnership’s prospectus, dated                     , 2006 (the “Prospectus”). Unitholders of record at the close of business on                     , 2006 (the “Record Date”), are receiving a .5441 non-transferable subscription right for each common unit held by them at the Record Date. Holders of common units of the Partnership are receiving non-transferable subscription rights (“Rights”) to acquire common units (“Common Units”).

Each full Right is exercisable, upon payment of $2.00 per unit (the “Subscription Price”), to purchase one (1) Common Unit (the “Subscription Privilege”). No fractional units or cash in lieu thereof will be issued or paid. Instead, the number of Common Units each holder of record of Rights (“Rightsholder”) is entitled to acquire has been rounded upward to the nearest whole unit. Nominee holders of Common Units that hold, on the Record Date, units for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Units on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Partnership’s sole and absolute discretion.

The Subscription Price for Common Units is payable by certified check or bank draft drawn upon a U.S. bank payable to the Subscription Agent.

The Rights will expire at 5:00 p.m., New York City time, on                     , 2006, unless extended by the Partnership as described in the Prospectus (the “Expiration Time”).

The number of Rights to which a holder of a Common Units rights certificate (“Rights Certificate”) is entitled is printed on the face of that holder’s Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1. Subscription Privilege.

To exercise Rights, deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Common Unit subscribed for pursuant to the Subscription Privilege, to the Subscription Agent.

Payment of the applicable Subscription Price must be made for the full number of Common Units being subscribed for by certified check or bank draft drawn upon a U.S. bank payable to LaSalle Bank National Association, as Subscription Agent. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK AS PROVIDED ABOVE.

Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of Common Units being subscribed for pursuant to the Subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from Georgeson Shareholder, at the address, or by calling the telephone number, indicated below.

Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Partnership on a Nominee Holder Certification Form the number of Common Units being subscribed for pursuant to the Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

The address and telecopier numbers of the Subscription Agent are as follows:

By Mail:	By Overnight Courier:	By Hand:

LaSalle Bank National Association 135 S. LaSalle Street, Suite 1811 Chicago, Illinois 60603 Telephone: (800) 246-5761, Menu Option 2 Facsimile: (312) 904-2079 Attention: Corporate Trust Operations	LaSalle Bank National Association 135 S. LaSalle Street, Suite 1811 Chicago, Illinois 60603 Telephone: (800) 246-5761, Menu Option 2 Facsimile: (312) 904-2079 Attention: Corporate Trust Operations	LaSalle Bank National Association 135 S. LaSalle Street, Suite 1811 Chicago, Illinois 60603 Telephone: (312) 904-5091 Facsimile: (312) 904-2079 Attention: Joseph Pellicore

Facsimile Transmission: (Eligible Institutions Only) (312) 904-2079	To confirm receipt of facsimile only: (312) 904-5091

The address and telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation with respect to the Rights are as follows:

Georgeson Shareholder

17 State Street

New York, NY 10004

Telephone: (888) 877-5392

If you exercise less than all of the Rights evidenced by your Rights Certificate, you may check box “C” and complete Section 1 of your Rights Certificate and the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights. When completing such instructions, consider that you may only divide your Rights Certificate into, whole Rights. Consider that the Subscription Agent will not divide your Rights Certificate so that (through rounding or otherwise) you will receive Rights entitling the Rightsholders of the new Rights Certificates resulting from such division to receive a greater number of Common Units pursuant to the exercise of their Subscription Privileges than you would receive pursuant to the exercise of your Subscription Privilege if you had not divided your Rights Certificate. Consider that if you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 1 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you may not receive any such new Rights Certificate in sufficient time to permit the exercise of the Rights evidenced thereby.

If you have not indicated the number of Common Units being purchased, or if you have not forwarded full payment of the Subscription Price for the number of Common Units that you have indicated are being purchased, you will be deemed to have exercised the Subscription Privilege with respect to the maximum number of Common Units which may be purchased for the Subscription Price transmitted or delivered by you. To the extent that the Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of Common Units you are entitled to purchase as evidenced by the Rights Certificate(s) transmitted or delivered by you, the excess (such excess being the “Subscription Excess”) will be returned to you following the expiration of the Rights Offering. No interest shall be paid on the Subscription Excess, if any.

2. Conditions to Completion of the Rights Offering.

The completion of the Rights Offering is subject to conditions set forth in the Prospectus. In addition, the Partnership has the right to terminate the Rights Offering for any reason before the Rights expire.

3. Delivery of Common Units.

As soon as practicable after the Expiration Time, the Subscription Agent will deliver to each validly exercising Rightsholder the Common Units purchased pursuant to such exercise. Such Common Units will be issued in the same form, certificated or book-entry, as the Rights exercised by that Rightsholder.

4. Nominee Holders.

Nominee holders of Common Units that hold, on the Record Date, units for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Units on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Partnership’s sole and absolute discretion.

5. Execution.

(a) Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Partnership in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Partnership dispenses with proof of authority, in its sole and absolute discretion.

6. Method Of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Time.

7. Special Provisions Relating to the Delivery of Rights Through The Depository Trust Company.

In the case of holders of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Rights (such Rights being “DTC Exercised Rights”) from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Common Unit subscribed for pursuant to the Subscription Privilege.

8. Form W-9.

Each Rightsholder who elects to exercise their Rights through the Subscription Agent should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) and, where applicable, certification of such Rightsholder’s exemption from backup withholding on a Form W-9. Each foreign Rightsholder who elects to exercise their Rights through the Subscription Agent should provide the Subscription Agent with certification of foreign status on a Form W-8. Copies of Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such holder to 28% federal income tax withholding with respect to any proceeds received by such Rightsholder (including funds to be remitted to Rightsholders in respect of Rights sold by the Subscription Agent (for those holders electing to have the Subscription Agent sell their Rights for them)).